Exhibit 10.5

NEXPOINT DIVERSIFIED REAL ESTATE TRUST

FORM OF RESTRICTED SHARE UNITS AGREEMENT (Trustee)

This RESTRICTED SHARE UNITS AGREEMENT (this “Agreement”) is made as of ______, 2026, by and between NexPoint Diversified Real Estate Trust, a Delaware statutory trust (the “Company”), and _______ (the “Participant”).

1.
Certain Definitions. Capitalized terms used, but not otherwise defined, in this Agreement will have the meanings given to such terms in the Company’s 2026 Long Term Incentive Plan (as amended from time to time, the “Plan”).
2.
Grant of RSUs. Subject to and upon the terms, conditions and restrictions set forth in this Agreement and in the Plan, the Company has granted to the Participant as of _____, 2026 (the “Date of Grant”) [●] Restricted Share Units (“RSUs”). Each RSU shall represent the right of the Participant to receive one Share subject to and upon the terms and conditions of this Agreement.
3.
Restrictions on Transfer of RSUs. Subject to Section 16 of the Plan, neither the RSUs evidenced hereby nor any interest therein or in the Shares underlying such RSUs shall be transferable prior to payment to the Participant pursuant to Section 5 hereof other than (i) by transfer by the Participant for no consideration to Immediate Family Members or to a bona fide trust, partnership or other entity controlled by and for the benefit of one or more Immediate Family Members, or (ii) by will or pursuant to the laws of descent and distribution.
4.
Vesting of RSUs.
(a)
General. The RSUs covered by this Agreement shall become nonforfeitable and payable to the Participant pursuant to Section 5 hereof (“Vest,” or similar terms), on the first anniversary of the Date of Grant, conditioned upon the Participant’s Continuous Service on the Board through such date (the period from the Date of Grant until the first anniversary of the Date of Grant, the “Vesting Period”). Any RSUs that do not so Vest will be forfeited, including, except as provided in Section 4(b) or Section 4(c) below, if the Participant ceases to be in Continuous Service prior to the end of the Vesting Period.
(b)
Vesting due to Death or Disability. Notwithstanding Section 4(a) above, the RSUs shall Vest (to the extent the RSUs have not previously become Vested or been forfeited) prior to the end of the Vesting Period upon the date of Participant’s termination of Continuous Service due to the Participant’s death or Disability.
(c)
Treatment on a Change in Control. Notwithstanding Section 4(a) above, in the event of a Change in Control that occurs prior to the end of the Vesting Period and provided that the Participant is still in Continuous Service on the date of the Change in Control, the RSUs shall Vest (to the extent the RSUs have not previously become Vested or been forfeited) or be converted into Replacement Awards eligible for accelerated vesting on a Qualifying Termination, as prescribed in Section 13 of the Plan.

5.
Form and Time of Payment of RSUs.
(a)
General. Payment for the RSUs, after and to the extent they have become Vested, shall be made in the form of Shares. Subject to Section 4 and Section 5, payment shall be made as soon as administratively practicable following (but no later than thirty (30) days following) the date that the RSUs become Vested pursuant to Section 4(a) and 4(b) hereof.
(b)
Other Payment Events. Notwithstanding Section 5(a), to the extent that the RSUs are Vested on the dates set forth below, payment with respect to the RSUs will be made as follows:
(i)
Change in Control. Upon a Change in Control, and if no Replacement Award is granted, the Participant is entitled to receive payment for Vested RSUs in Shares on the date of the Change in Control.
(ii)
Qualifying Termination Following Change in Control. With respect to Replacement Awards, within 10 days following the Participant’s Qualifying Termination.
(c)
Except to the extent permitted by Section 409A of the Code and the Committee, no Shares may be issued to the Participant at a time earlier than otherwise expressly provided in this Agreement.
(d)
The Committee may also determine to pay for Vested RSUs in cash based on the market value of the Shares on the date of settlement. The Company’s obligations to the Participant with respect to the RSUs will be satisfied in full upon the issuance of Shares corresponding to such RSUs or upon a cash payment corresponding to such RSUs.
6.
Dividend Equivalents; Other Rights.
(a)
The Participant shall have no rights of ownership in the Shares underlying the RSUs and no right to vote the Shares underlying the RSUs until the date on which the Shares underlying the RSUs are issued or transferred to the Participant pursuant to Section 5 above.
(b)
From and after the Date of Grant and until the earlier of (i) the time when the RSUs become Vested and are paid in accordance with Section 5 hereof or (ii) the time when the Participant’s right to receive Shares in payment of the RSUs is forfeited in accordance with Section 4 hereof, on the date that the Company pays a cash dividend (if any) to holders of Shares generally, the Participant shall be credited with cash per RSU equal to the amount of such dividend. Any amounts credited pursuant to the immediately preceding sentence shall be subject to the same applicable terms and conditions (including Vesting, payment and forfeitability) as apply to the RSUs in respect of which the dividend equivalents were credited, and such amounts shall be paid in cash at the same time as the RSUs to which they relate are paid in Shares.
(c)
The obligations of the Company under this Agreement will be merely that of an unfunded and unsecured promise of the Company to deliver Shares in the future,

and the rights of the Participant will be no greater than that of an unsecured general creditor. No assets of the Company will be held or set aside as security for the obligations of the Company under this Agreement.
7.
Adjustments. The number of Shares issuable for each RSU and the other terms and conditions of the grant evidenced by this Agreement are subject to adjustment as provided in Section 12 of the Plan.
8.
Taxes. The Participant will be solely responsible for the payment of all taxes that arise with respect to the granting and payment of the RSUs, including the payment of any Shares.
9.
Compliance With Law. The Company shall make reasonable efforts to comply with all applicable federal and state securities laws; provided, however, notwithstanding any other provision of the Plan and this Agreement, the Company shall not be obligated to issue any Shares pursuant to this Agreement if the issuance thereof would result in a violation of any such law. Notwithstanding any other provision of the Plan and this Agreement, the Company shall not be obligated to issue Shares or make any payments pursuant to this Agreement if the issuance or payment thereof could impair the Company’s status as a REIT.
10.
Compliance With Section 409A of the Code. To the extent applicable, it is intended that this Agreement and the Plan comply with or be exempt from the provisions of Section 409A of the Code. This Agreement and the Plan shall be administered in a manner consistent with this intent, and any provision that would cause this Agreement or the Plan to fail to satisfy Section 409A of the Code shall have no force or effect until amended to comply with Section 409A of the Code (which amendment may be retroactive to the extent permitted by Section 409A of the Code and may be made by the Company without the consent of the Participant). Any reference in this Agreement to Section 409A of the Code will also include any proposed, temporary or final regulations, or any other guidance, promulgated with respect to such Section by the U.S. Department of the Treasury or the Internal Revenue Service.
11.
No Right to Future Awards or Board Membership. The grant of the RSUs under this Agreement to the Participant is a voluntary, discretionary award being made on a one-time basis, and it does not constitute a commitment to make any future awards. Nothing contained in this Agreement shall confer upon the Participant any right to continued service as a member of the Board.
12.
Amendments. Any amendment to the Plan shall be deemed to be an amendment to this Agreement to the extent that the amendment is applicable hereto; provided, however, that (a) no amendment shall adversely affect the rights of the Participant under this Agreement without the Participant’s written consent, and (b) the Participant’s consent shall not be required to an amendment that is deemed necessary by the Company to ensure compliance with Section 409A of the Code or Section 10D of the Exchange Act or to prevent impairment of the Company’s status as a REIT.
13.
Severability. In the event that one or more of the provisions of this Agreement shall be invalidated for any reason by a court of competent jurisdiction, any provision so invalidated shall be deemed to be separable from the other provisions hereof, and the remaining provisions hereof shall continue to be valid and fully enforceable.
14.
Relation to Plan. This Agreement is subject to the terms and conditions of the Plan. In the event of any inconsistency between the provisions of this Agreement and the Plan,

the Plan shall govern. The Committee acting pursuant to the Plan, as constituted from time to time, shall, except as expressly provided otherwise herein or in the Plan, have the right to determine any questions which arise in connection with this Agreement.
15.
Clawback. Any award granted under this Agreement shall be subject to any clawback or recoupment policy currently in effect or as may be adopted by the Company, in each case, as may be amended from time to time.
16.
Electronic Delivery. The Company may, in its sole discretion, deliver any documents related to the RSUs and the Participant’s participation in the Plan, or future awards that may be granted under the Plan, by electronic means or request the Participant’s consent to participate in the Plan by electronic means. The Participant hereby consents to receive such documents by electronic delivery and, if requested, agrees to participate in the Plan through an on-line or electronic system established and maintained by the Company or another third party designated by the Company.
17.
Governing Law. This Agreement shall be governed by and construed in accordance with the internal substantive laws of the state of incorporation or formation of the Company, without giving effect to any principle of law that would result in the application of the law of any other jurisdiction.
18.
Successors and Assigns. Without limiting Section 3 hereof, the provisions of this Agreement shall inure to the benefit of, and be binding upon, the successors, administrators, heirs, legal representatives and assigns of the Participant, and the successors and assigns of the Company.
19.
Acknowledgement. The Participant acknowledges that the Participant (a) has received a copy of the Plan, (b) has had an opportunity to review the terms of this Agreement and the Plan, (c) understands the terms and conditions of this Agreement and the Plan and (d) agrees to such terms and conditions.
20.
Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same agreement.

[SIGNATURES ON FOLLOWING PAGE]

NEXPOINT DIVERSIFIED REAL ESTATE TRUST

By:

Name:
Title:

Participant Acknowledgment and Acceptance

By:

Name: